UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Gardner Denver Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38095	46-2393770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 East Erie Street, Suite 500
Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Andrew Schiesl, Vice President, General Counsel, Chief Compliance Officer and Secretary	(414) 212-4700
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 – Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure

Conflict Minerals Disclosure

A copy of Gardner Denver Holdings, Inc.’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at https://investors.gardnerdenver.com/sec-filings.

Item 1.02	Exhibit

As specified in Section 2, Item 2.01 of this Form SD, Gardner Denver Holdings, Inc. is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 – Exhibits

Item 2.01	Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description
1.01	Conflict Minerals Report of Gardner Denver Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GARDNER DENVER HOLDINGS, INC.
(Registrant)

May 22, 2019	/s/ Andrew Schiesl
(Date)	Andrew Schiesl Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.01	Conflict Minerals Report of Gardner Denver Holdings, Inc.